Exhibit 4.1

NPC INTERNATIONAL, INC., A KANSAS CORPORATION,

AS ISSUER

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF DECEMBER 13, 2011

TO INDENTURE DATED AS OF MAY 3, 2006

9 1/2% SENIOR SUBORDINATED NOTES DUE 2014

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 13, 2011, is by and between NPC International, Inc., a Kansas corporation (the “Company”) and Wells Fargo Bank, National Association, a national banking association as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee are parties to that certain Indenture dated as of May 3, 2006 (the “Indenture”);

WHEREAS, $175,000,000 aggregate principal amount of Notes are currently outstanding;

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, the Company, the Guarantors (as defined in the Indenture referred to herein) and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture or the Notes (subject to certain exceptions);

WHEREAS, the Company desires and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, the Company has solicited consents to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated November 29, 2011 and the related Consent and Letter of Transmittal (which together, including any amendments, modifications or supplements thereto, constitute the “Tender Offer”);

WHEREAS, (1) the Company has received the consent of the Holders of at least a majority in principal amount of the outstanding Notes (excluding any Notes owned by the Company or any of its Affiliates), all as certified by an Officer’s Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture and (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 7.02 of the Indenture and (3) the Company has satisfied all other conditions required under Article Seven and Article Nine of the Indenture, including as contemplated by Section 9.06 of the Indenture, to enable the Company and the Trustee to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

AMENDMENTS TO INDENTURE AND NOTES

Section 1.1 The first paragraph of Section 3.03 of the Indenture is hereby amended by deleting the “30” in the first paragraph of Section 3.03 of the Indenture and inserting in place of such “30” the following: “3”.

Section 1.2 Article 4 of the Indenture is hereby amended by deleting the headings and text of each of the following provisions of the Indenture and inserting in place of such headings and text in each case “[INTENTIONALLY DELETED]”:

Section 4.03 (Reports and Other Information);

Section 4.04 (Compliance Certificate);

Section 4.05 (Taxes);

Section 4.06 (Stay, Extension and Usury Laws);

Section 4.07 (Limitation on Restricted Payments);

Section 4.08 (Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries);

Section 4.09 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock);

Section 4.10 (Assets Sales);

Section 4.11 (Transactions with Affiliates);

Section 4.12 (Liens);

Section 4.14 (Offer to Purchase Upon Change of Control); and

Section 4.15 (Limitation on Guarantees of Indebtedness by Restricted Subsidiaries).

Section 1.3 Section 5.01(a) of the Indenture is hereby amended by deleting the text of each of clauses (3) and (4) of Section 5.01(a) of the Indenture in its entirety and inserting in place of such text in each case “[INTENTIONALLY DELETED]”.

Section 1.4 Section 5.01(c) of the Indenture is hereby amended by deleting the text of clause (1)(C) of Section 5.01(c) of the Indenture in its entirety (except for the “and” at the end of clause (1)(C)) and inserting in place of such text in each case “[INTENTIONALLY DELETED]”.

Section 1.5 Section 6.01(a) of the Indenture is hereby amended by deleting the text of each of clauses (3), (4) and (5) of Section 6.01(a) of the Indenture in its entirety and inserting in place of such text in each case “[INTENTIONALLY DELETED]”.

Section 1.6 The Notes and the Guarantees are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Supplemental Indenture. For avoidance of doubt, it is understood that the amendments to the Indenture effected by this Supplemental Indenture are amending the Indenture as supplemented to date and as it applies to the Notes and the Guarantees.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 2.2 Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.

Section 2.3 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 2.4 Successors. All agreements of the Company in this Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.5 Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other form of electronic transmission.

Section 2.6 Severability. In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.7 Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 2.8 Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the acceptance for the purchase by the Company, pursuant to the Tender Offer, of at least a majority in principal amount of the outstanding Notes (excluding any Notes owned by the Company or any of its Affiliates); provided that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur. The Company shall notify the Trustee promptly after the occurrence of such acceptance for purchase or promptly after the Company shall determine that such purchase will not occur.

Section 2.9 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

NPC INTERNATIONAL, INC., a Kansas corporation

By:	/s/ Troy D. Cook
Name: Troy D. Cook Title: Executive Vice President-Finance, Chief Financial Officer, Secretary and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael Tu
	Name:	Michael Tu
	Title:	Assistant Vice President